SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                 Motorola, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $3.00
                         (Title of Class of Securities)

                                    620076109
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4380
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                   May 6, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         High River Limited Partnership

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         34,435,361

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         34,435,361

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         34,435,361

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
          Hopper Investments LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         34,435,361

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         34,435,361

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         34,435,361

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

14 TYPE OF REPORTING PERSON
         OO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Barberry Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         34,435,361

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         34,435,361

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         34,435,361

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

14 TYPE OF REPORTING PERSON
         CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         59,240,408

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         59,240,408

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         59,240,408

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund II LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         19,178,674

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         19,178,674

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         19,178,674

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.9%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund III LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         7,287,548

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         7,287,548

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,287,548

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.3%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Offshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         85,706,630

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         85,706,630

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         85,706,630

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.8%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Partners LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         52,034,813

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         52,034,813

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         52,034,813

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Onshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         52,034,813

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         52,034,813

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         52,034,813

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Capital LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         137,741,443

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         137,741,443

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,741,443

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         IPH GP LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         137,741,443

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         137,741,443

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,741,443

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%

14 TYPE OF REPORTING PERSON
         OO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Enterprises Holdings L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         137,741,443

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         137,741,443

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,741,443

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%

14 TYPE OF REPORTING PERSON
         PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Icahn Enterprises G.P. Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         137,741,443

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         137,741,443

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,741,443

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%

14 TYPE OF REPORTING PERSON
         CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Beckton Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         137,741,443

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         137,741,443

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         137,741,443

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%

14 TYPE OF REPORTING PERSON
         CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
         Carl C. Icahn

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         172,176,804

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         172,176,804

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         172,176,804

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.6%

14 TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This Statement constitutes Amendment No. 4 to the Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008, March 27, 2008 and April 7, 2008 (collectively, this "Schedule 13D"). All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

     The aggregate purchase price of the 172,176,804 Shares purchased by the Reporting Persons collectively was $2,357,613,057.69 (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of Shares purchased by High River was obtained through margin borrowing. Shares purchased by High River are maintained in a margin account that includes positions in securities in addition to Shares. The indebtedness of High River's margin account as of May 5, 2008 was approximately $988,746,357.

Item 5. Interest in Securities of the Issuer

          (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 172,176,804 Shares, representing approximately 7.6% of the Issuer's outstanding Shares (based upon the 2,255,440,473 Shares stated to be outstanding as of March 14, 2008 by the Issuer in the Issuer's Schedule 14A filed with the Securities and Exchange Commission on April 9, 2008).

          (b) High River has sole voting power and sole dispositive power with regard to 34,435,361 Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 59,240,408 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 19,178,674 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 7,287,548 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 52,034,813 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

          Each  of  Hopper,   Barberry  and  Mr.  Icahn,   by  virtue  of  their
     relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

          (c) The following table sets forth all transactions with respect to Shares effected by any of the Reporting Persons since the most recent filing on Schedule 13D. All such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.


Name of                Date of            No. of Shares        Purchase
Reporting              Transaction        Purchased            Price Per Share
Person                                                         (U.S.$)
------------------ ------------------- ------------------- ---------------------
High River              4/28/2008            492,260               9.3189
------------------ ------------------- ------------------- ---------------------
High River              4/29/2008          1,385,485               9.9086
------------------ ------------------- ------------------- ---------------------
High River              4/30/2008            140,000               9.9275
------------------ ------------------- ------------------- ---------------------
High River              4/30/2008            680,060               9.9291
------------------ ------------------- ------------------- ---------------------
High River              4/30/2008              2,600               9.9463
------------------ ------------------- ------------------- ---------------------
High River               5/1/2008             40,000              10.0455
------------------ ------------------- ------------------- ---------------------
High River               5/1/2008            161,356              10.0123
------------------ ------------------- ------------------- ---------------------
High River               5/1/2008            200,000              10.0225
------------------ ------------------- ------------------- ---------------------
High River               5/2/2008            780,000              10.0092
------------------ ------------------- ------------------- ---------------------
High River               5/5/2008            600,000               9.9371
------------------ ------------------- ------------------- ---------------------
High River               5/6/2008          1,041,200              10.0923
------------------ ------------------- ------------------- ---------------------
Icahn Master            4/28/2008            786,736               9.3189
------------------ ------------------- ------------------- ---------------------
Icahn Master            4/29/2008          2,375,906               9.9086
------------------ ------------------- ------------------- ---------------------
Icahn Master            4/30/2008            240,079               9.9275
------------------ ------------------- ------------------- ---------------------
Icahn Master            4/30/2008          1,166,204               9.9291
------------------ ------------------- ------------------- ---------------------
Icahn Master            4/30/2008              4,458               9.9463
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/1/2008            160,000              10.0455
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/1/2008            380,611              10.0123
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/1/2008            344,199              10.0225
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/2/2008          1,320,817              10.0092
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/5/2008          1,032,203               9.9371
------------------ ------------------- ------------------- ---------------------
Icahn Master             5/6/2008          1,791,214              10.0923
------------------ ------------------- ------------------- ---------------------
Icahn Master II         4/28/2008            351,173               9.3189
------------------ ------------------- ------------------- ---------------------
Icahn Master II         4/29/2008            773,044               9.9086
------------------ ------------------- ------------------- ---------------------
Icahn Master II         4/30/2008             78,114               9.9275
------------------ ------------------- ------------------- ---------------------
Icahn Master II         4/30/2008            379,445               9.9291
------------------ ------------------- ------------------- ---------------------
Icahn Master II         4/30/2008              1,451               9.9463
------------------ ------------------- ------------------- ---------------------
Icahn Master II          5/1/2008             75,044              10.0123
------------------ ------------------- ------------------- ---------------------
Icahn Master II          5/1/2008            111,358              10.0225
------------------ ------------------- ------------------- ---------------------
Icahn Master II          5/2/2008            439,561              10.0092
------------------ ------------------- ------------------- ---------------------
Icahn Master II          5/5/2008            334,168               9.9371
------------------ ------------------- ------------------- ---------------------
Icahn Master II          5/6/2008            579,893              10.0923
------------------ ------------------- ------------------- ---------------------
Icahn Master III        4/28/2008            125,971               9.3189
------------------ ------------------- ------------------- ---------------------
Icahn Master III        4/29/2008            293,833               9.9086
------------------ ------------------- ------------------- ---------------------
Icahn Master III        4/30/2008             29,693               9.9275
------------------ ------------------- ------------------- ---------------------
Icahn Master III        4/30/2008            144,229               9.9291
------------------ ------------------- ------------------- ---------------------
Icahn Master III        4/30/2008                552               9.9463
------------------ ------------------- ------------------- ---------------------
Icahn Master III         5/1/2008             26,406              10.0123
------------------ ------------------- ------------------- ---------------------
Icahn Master III         5/1/2008             42,314              10.0225
------------------ ------------------- ------------------- ---------------------
Icahn Master III         5/2/2008            167,024              10.0092
------------------ ------------------- ------------------- ---------------------
Icahn Master III         5/5/2008            126,978               9.9371
------------------ ------------------- ------------------- ---------------------
Icahn Master III         5/6/2008            220,349              10.0923
------------------ ------------------- ------------------- ---------------------
Icahn Partners          4/28/2008            705,160               9.3189
------------------ ------------------- ------------------- ---------------------
Icahn Partners          4/29/2008          2,099,156               9.9086
------------------ ------------------- ------------------- ---------------------
Icahn Partners          4/30/2008            212,114               9.9275
------------------ ------------------- ------------------- ---------------------
Icahn Partners          4/30/2008          1,030,362               9.9291
------------------ ------------------- ------------------- ---------------------
Icahn Partners          4/30/2008              3,939               9.9463
------------------ ------------------- ------------------- ---------------------
Icahn Partners           5/1/2008            163,363              10.0123
------------------ ------------------- ------------------- ---------------------
Icahn Partners           5/1/2008            302,129              10.0225
------------------ ------------------- ------------------- ---------------------
Icahn Partners           5/2/2008          1,192,598              10.0092
------------------ ------------------- ------------------- ---------------------
Icahn Partners           5/5/2008            906,651               9.9371
------------------ ------------------- ------------------- ---------------------
Icahn Partners           5/6/2008          1,573,344              10.0923
------------------ ------------------- ------------------- ---------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 6, 2008

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

HOPPER INVESTMENTS LLC

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ----------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN CAPITAL LP
         By: IPH GP LLC, its general partner
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Interim Chief Financial Officer

IPH GP LLC
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Interim Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Interim Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ Andrew Skobe
     ---------------------
     Name: Andrew Skobe
     Title: Interim Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




      [Signature Page of Amendment No. 4 to Schedule 13D - Motorola, Inc.]